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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

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Cephalon, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2003

Dear Cephalon Stockholder:

        It is my pleasure to invite you to Cephalon's 2003 Annual Meeting of Stockholders. We will hold the meeting on Thursday, May 29, 2003 at 9:30 a.m., Philadelphia time, at our corporate headquarters at 145 Brandywine Parkway, West Chester, Pennsylvania 19380. Having the Annual Meeting at our offices provides an excellent opportunity for you to become better acquainted with Cephalon and its officers. For your convenience, directions are printed on the back cover of this Proxy Statement together with an admission ticket, which you must present to gain access to the meeting.

        During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about the Company.

        Whether or not you expect to attend the meeting, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions on the proxy card; sign and return the proxy card in the enclosed envelope; or vote in person at the meeting.

        I hope that you will be able to attend.

Very truly yours,

Frank Baldino, Jr., Ph.D. Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 29, 2003

TO THE STOCKHOLDERS OF CEPHALON, INC.:

        Notice is hereby given that the Annual Meeting of Stockholders of CEPHALON, INC., a Delaware corporation (the "Company" or "Cephalon"), will be held at the Company's corporate offices at 145 Brandywine Parkway, West Chester, Pennsylvania 19380, on Thursday, May 29, 2003, at 9:30 a.m., Philadelphia time, for the following purposes:

    1.
    To elect seven directors;

    2.
    To approve an increase in the number of shares of common stock authorized for issuance under the Company's 1995 Equity Compensation Plan and the amendment and restatement of the 1995 Equity Compensation Plan; and

    3.
    To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Only stockholders of record as of the close of business on April 3, 2003 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by any stockholder at the Annual Meeting and during normal business hours at the Company's corporate offices during the 10 day period immediately prior to the date of the Annual Meeting.

By Order of the Board of Directors,
JOHN E. OSBORN Secretary
West Chester, Pennsylvania April 10, 2003

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY
CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE
UNITED STATES, OR OTHERWISE VOTE IN THE MANNER DESCRIBED ON THE PROXY
CARD. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY,
IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

CEPHALON, INC.
145 Brandywine Parkway
West Chester, Pennsylvania 19380-4245

PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Cephalon, Inc. (the "Company" or "Cephalon"), for use at the 2003 Annual Meeting of Stockholders to be held at the Company's corporate offices at 145 Brandywine Parkway, West Chester, Pennsylvania, on Thursday, May 29, 2003, at 9:30 a.m., Philadelphia time, and any adjournments thereof. This proxy statement and the accompanying proxy card are expected to be first distributed to stockholders on or about April 17, 2003.

        Action will be taken at the meeting upon proposals to elect seven directors, to approve an increase in the number of shares of common stock authorized for issuance under the Company's 1995 Equity Compensation Plan (the "1995 Plan") and the amendment and restatement of the 1995 Plan, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also has requested banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

        As described in the Company's 2002 Proxy Statement, Cephalon has adopted a new method of delivery for its proxy statement and annual report called "householding" to stockholders. Under this method, the Company will deliver only one copy of the proxy materials to one or more stockholders who share the same last name and address (and do not participate in electronic delivery), unless such stockholders notify the Company that they wish to continue to receive multiple copies. Cephalon adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for the 2003 Annual Meeting of Stockholders and will remain in effect for all future Annual Meetings.

        If you are a registered stockholder who previously received multiple copies and wish to continue to receive multiple copies of the Company's proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying the Company in writing or verbally that you wish to opt out of the householding program at Investor Relations, Cephalon, Inc., 145 Brandywine Parkway, West Chester, Pennsylvania 19380-4245, (610) 738-6376. You may opt out of householding at any time prior to 30 days prior to the mailing of proxy materials in April of each year. If you own the Company's common stock in nominee name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.

        The Company's annual report to stockholders for the fiscal year ended December 31, 2002, including financial statements for such period, is being mailed to stockholders with this proxy statement, but such annual report does not constitute a part of this proxy statement.

VOTING AT THE MEETING

Record Date

        Only holders of shares of common stock of the Company, par value $.01 per share ("Common Stock"), of record at the close of business on April 3, 2003, are entitled to vote at the meeting and at any adjournment thereof. As of that date, there were 55,491,507 shares of Common Stock issued and outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding held in the name of such stockholder. The Company presently has no other classes of stock outstanding and entitled to be voted at the meeting.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. If a majority of the shares of Common Stock entitled to vote at the meeting are represented in person or by proxy, a quorum will exist. Abstentions and "broker non-votes" will be counted as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Adjournments

        The meeting may be adjourned from time to time by the Chairman of the meeting, without notice other than by an announcement made at the meeting, until a quorum is represented in person or by proxy.

Voting by Proxy or in Person

        Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy card is a means by which a stockholder may authorize the voting of his, her or its shares at the meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with the directions specified by each stockholder on such proxy card. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified on a properly executed proxy, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

        Execution of the accompanying proxy will not affect the right of a stockholder to attend the meeting and vote in person. Any stockholder granting a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy card, at any time before the proxy is voted.

Votes Necessary for Action

        Under Delaware law, a plurality of the votes cast is required for the election of directors. Votes may be cast either in favor of, or withheld from, any or all nominees. Votes that are withheld from a nominee(s) will be excluded entirely from this vote and will have no effect on the election. A broker non-vote has no effect in the outcome of the election of directors, as directors are to be elected by a plurality of the votes cast.

        The affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the subject matter is required to approve the proposal to increase the number of shares of Common Stock authorized for issuance under the 1995 Plan and the amendment and restatement of the 1995 Plan. An abstention on this proposal has the effect of a vote against the proposal because it requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Broker non-votes will have no effect on the outcome of the proposal because under Delaware law shares represented by such broker non-votes are not considered shares present and entitled to vote with respect to such matters.

        With respect to any other matters that may properly come before the meeting, the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon is required to take action, unless a greater percentage is required by law, the Company's Restated Certificate of Incorporation, as amended, or the Company's Bylaws, as amended and restated. For determining the number of votes cast with respect to any such matter, only those cast "for" or "against" are included. Broker non-votes and abstentions will have no effect.

        Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees for Election as Directors

        Seven directors are to be elected at the 2003 Annual Meeting. The term of each director expires at the next Annual Meeting of Stockholders and each person shall hold office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. The board of directors consists of such number of directors as is fixed from time to time by resolution adopted by the board of directors as provided in the Company's Bylaws. The board of directors currently is authorized to have up to seven members.

        The nominees for election as directors of the Company are Drs. Baldino, Feeney, Sanders, Wilensky and Witzel and Messrs. Egan and Greenacre. All nominees are presently directors of the Company whose current terms expire at the time of the 2003 Annual Meeting. All nominees have consented to be named, and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the board of directors, or, as an alternative, the board may reduce the number of directors to be elected at the meeting or leave the position(s) vacant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE FOR EACH OF THE NOMINEES.

NOMINEES FOR ELECTION AS DIRECTORS

Name of Director	Age	Principal Occupations During Past Five Years and Certain Directorships	Year First Became Director
Frank Baldino, Jr., Ph.D.	49	Dr. Baldino, founder of the Company, has served as Chief Executive Officer and director since the Company's inception. He was appointed Chairman of the board of directors in 1999. He currently serves as a director of Acusphere, Inc., a drug delivery company, NicOx S.A., a pharmaceutical company, Pharmacopeia, Inc., a developer of proprietary technology platforms for pharmaceutical companies, and ViroPharma, Inc., a biopharmaceutical company. Dr. Baldino also holds several adjunct academic appointments and is a trustee of Temple University.	1987
William P. Egan	58	Since 1979, Mr. Egan has served as President of Burr, Egan, Deleage & Co., a venture capital company. Mr. Egan is a founder and general partner of Alta Communications, a venture capital firm.	1988
Robert J. Feeney, Ph.D.	77	From October 1987 to until his retirement in August 1997, Dr. Feeney served as a general partner of Hambrecht & Quist Life Science Technology Fund, a life sciences venture capital fund affiliated with Hambrecht & Quist Incorporated. For 37 years prior thereto, Dr. Feeney was employed at Pfizer Inc., a pharmaceutical company, and last served as its Vice President of Licensing and Development.	1988

Martyn D. Greenacre	61	Since 2002, Mr. Greenacre has served as Chief Executive Officer of Life Mist LLC, a fire suppression equipment company. From 1997 to 2001, Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer and as a director of Zynaxis Inc., a biopharmaceutical company. From 1989 to 1992, Mr. Greenacre was Chairman Europe, SmithKline Beecham Pharmaceuticals. He joined SmithKline & French in 1973, where he held positions of increasing responsibility in its European organization. Mr. Greenacre currently serves as a director of Acusphere, Inc., a drug delivery company, and Curis, Inc., a biotechnology company.	1992
Charles A. Sanders, M.D.	71	Dr. Sanders is retired from Glaxo, Inc., where he served as Chief Executive Officer from 1989 through 1994 and Chairman of the Board from 1992 through 1995. He also has served on the board of directors of Glaxo plc. Previously, Dr. Sanders held a number of positions at Squibb Corporation. Dr. Sanders currently serves as a director of BioPure Corporation, an oxygen therapeutics company, Edgewater Technology, Inc., a systems integration consulting firm, Genaera Corporation, a biopharmaceutical company, Genentech, Inc., a biopharmaceutical company, Pharmacopeia, Inc., a developer of proprietary technology platforms for pharmaceutical companies, Scios Inc., a biopharmaceutical company, Trimeris, Inc., a biopharmaceutical company, and Vertex Pharmaceuticals, a biotechnology company.	2001

Gail R. Wilensky, Ph.D.	59	Dr. Wilensky serves as the John M. Olin Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 1997 to 2001, Dr. Wilensky chaired the Medicare Payment Advisory Committee, which advises Congress on all issues relating to Medicare. Dr. Wilensky is an elected member of the Institute of Medicine and its Governing Council, and serves as a trustee of the Combined Benefits Fund of the United Mineworkers of America and the Research Triangle Institute. Dr. Wilensky currently serves as a director of Gentiva Health Services, a specialty pharmaceutical and home health care company, ManorCare, a provider of health care services, Quest Diagnostics, Inc., a leading provider of diagnostic testing, information and services, UnitedHealth Group, a health care company, and until January 1, 2003 Syncor International Corporation, a radiopharmaceutical company (acquired by Cardinal Health, Dec 2002), and until March 31, 2003, Advanced Tissue Sciences, a tissue engineering company.	2002
Horst Witzel, Dr.-Ing	75	From 1986 until his retirement in 1989, Dr. Witzel served as the Chairman of the Board of Executive Directors of Schering A.G., a German pharmaceutical company, and, prior to that, was a member of its Board of Executive Directors in charge of Production and Technology. Dr. Witzel currently serves as Chairman of the Supervisory Board of Revotar Biopharmaceuticals, A.G.	1991

Meetings of the Board of Directors and its Committees

        The board of directors of the Company met on six occasions in the fiscal year ended December 31, 2002. The Bylaws of the Company provide that the board of directors may by resolution designate committees, each of which shall consist of one or more directors. The board of directors annually elects from its members the Audit Committee, the Corporate Governance and Nominating Committee (the "Nominating Committee"), the Dividend Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). Each director attended all of the meetings of the board of directors and the respective committee or committees on which he or she served during such period, except for Mr. Egan, Mr. Greenacre and Dr. Sanders who were unable to attend one meeting each.

        Audit Committee.    The Audit Committee is presently composed of three non-employee directors, Mr. Egan (chair), and Drs. Sanders and Wilensky, each of whom is deemed to be independent under applicable NASDAQ listing standards promulgated by the National Association of Securities Dealers. The principal functions of the Audit Committee are to serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and systems of internal financial controls; monitor the independence and performance of the Company's independent auditors and internal auditing activities; and provide an open avenue of communication among the independent auditors, financial and senior management, and the board of directors. The Audit Committee met seven times during 2002.

        On June 4, 2002, at the direction of the board of directors of the Company, and acting upon the recommendation of the Audit Committee, the Company dismissed Arthur Andersen LLP ("Andersen") as the Company's independent public accountants and appointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent public accountants for the fiscal year 2002. Andersen's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through the date of Andersen's dismissal, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Company previously provided Andersen with a copy of these disclosures, which was agreed to by Andersen in a letter dated June 5, 2002, and filed as an exhibit to the Company's Current Report on Form 8-K dated June 6, 2002.

        During the years ended December 31, 2001 and 2000 and through the date prior to PwC's appointment, the Company did not consult PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or "reportable events," in each case in the manner contemplated by Items 304(a)(2)(i) and (ii) of Regulation S-K.

        During 2002, both Andersen and PwC performed certain non-audit services for the Company. The Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining the accountants' independence. The following is a summary of the audit and non-audit fees billed by the accountants in 2002:

          Audit Fees (including Europe)—The aggregate fees billed for professional services rendered for the audit and the reviews of the Company's financial statements was approximately: Andersen: $7,000            PwC: $684,077.

          Financial Information Systems Design and Implementation—The aggregate fees billed for professional services relating to financial information system design and implementation fees was approximately: Andersen: $0            PwC: $0.

          All Other Fees—The aggregate fees billed for all other services was approximately: Andersen: $176,922            PwC: $1,481,725.

        These other fees included billings for services provided in connection with the following:

		Andersen	PwC
•	Audit of 401(k) Plan	0	$19,430
•	Convertible Debenture Issuance	$18,250	11,985
•	Acquisition of Laboratoire L. Lafon	120,370	436,861
•	Tax Consulting	820	1,013,449	*
•	Other	37,500	0

	TOTAL	$176,922	$1,481,725

*
Includes consulting related to implementation of tax structure for the Lafon acquisition, U.S. and international tax planning, deferred tax valuation analysis, intercompany transfer pricing studies and state and local tax planning.

        Nominating Committee.    The Nominating Committee is composed of three non-employee directors, Mr. Greenacre (chair), Mr. Egan and Dr. Sanders. The Nominating Committee evaluates the board's structure, personnel and processes; conducts continuing studies of the size and composition of the board; investigates and reviews the qualifications of board of director candidates for election to the board of directors; and periodically reviews and proposes improvements to the Company's guidelines for corporate governance. The Nominating Committee met three times during 2002.

        Dividend Committee.    The Dividend Committee is composed of Dr. Baldino (chair) and two non-employee directors, Messrs. Egan and Greenacre. The Dividend Committee determines whether or not to declare and authorize the payment of dividends on the Company's capital stock. The Dividend Committee did not meet during 2002.

        Compensation Committee.    The Compensation Committee is composed of three non-employee directors, Drs. Feeney (chair), Sanders and Witzel, each of whom is deemed to be independent under applicable NASDAQ listing standards promulgated by the National Association of Securities Dealers. The Compensation Committee annually reviews the performance and total compensation package for the Company's executive officers, including the Chief Executive Officer; considers the modification of existing compensation and employee benefit programs, including the Cephalon, Inc. 401(k) Profit Sharing Plan, and the adoption of new plans; administers the terms and provisions of the 1995 Plan and the 2000 Equity Compensation Plan for Employees and Key Advisors (the "2000 Plan" and together with the 1995 Plan, the "Plans"); and reviews the compensation and benefits of non-employee directors. The administration of the Plans includes the determination, subject to the respective plan provisions, of the individuals to whom awards are granted, the nature of the awards to be granted, the number of awards to be granted, and the exercise price, vesting schedule, term and all other conditions and terms of the awards to be granted. The Compensation Committee met nine times during 2002.

PROPOSAL 2—APPROVAL OF INCREASE IN SHARES AND
AMENDMENT AND RESTATEMENT OF THE 1995 EQUITY COMPENSATION PLAN

        On February 6, 2003, the board of directors adopted, subject to stockholder approval at this Annual Meeting, an amendment to the 1995 Plan that would increase the total number of shares of Common Stock authorized for issuance under the 1995 Plan from 5,900,000 shares to 8,400,000 shares, an increase of 2,500,000 shares. On March 28, 2003, the board of directors approved additional amendments to the 1995 Plan as part of an amendment and restatement of the 1995 Plan. These amendments provide (i) that, of the additional 2,500,000 shares that were added to the 1995 Plan on February 6, 2003, no more than 100,000 of such shares may be granted as stock awards, (ii) that the limitation on the maximum number of shares of stock that may be granted as stock options under the 1995 Plan to any individual during the term of the 1995 Plan be changed to provide that no more than 500,000 shares may be granted as stock options under the 1995 Plan to any individual during any calendar year, (iii) for a change in the method of exercising stock options under the 1995 Plan to ensure compliance with certain requirements of the Sarbanes-Oxley Act of 2002, and (iv) for a clarification on the term of the 1995 Plan. The board of directors has directed that the proposal to increase the number of shares of Common Stock authorized for issuance under the 1995 Plan and the amendment and restatement of the 1995 Plan be submitted to the Company's stockholders for their approval ("Proposal 2").

        The board of directors believes that the number of shares currently available for issuance under the 1995 Plan is not sufficient in view of the Company's compensation structure and strategy. The board of directors has concluded that the Company's ability to attract, retain and motivate top quality management and employees is material to the Company's success and would be enhanced by the Company's continued ability to grant equity compensation. In addition, the board of directors believes that the interests of the Company and its stockholders will be advanced if the Company can continue to offer its employees, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in the Company. The board of directors believes that the availability of the additional 2,500,000 shares of Common Stock will ensure that the Company continues to have a sufficient number of shares of Common Stock authorized for issuance under the 1995 Plan.

        The Company is also seeking to have the stockholders approve the 1995 Plan, as amended and restated. The purpose of such approval is to ensure that the stockholders have reapproved the entire 1995 Plan, as amended and restated, so that stock options granted under the 1995 Plan will qualify for the performance-based exception to the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Material Features of the 1995 Plan

        General.    The 1995 Plan provides for the grant of incentive stock options and non-qualified stock options (collectively "Stock Options") and stock awards ("Stock Awards"). The 1995 Plan currently authorizes up to 5,900,000 shares of Common Stock for issuance subject to adjustment in certain circumstances as discussed below. The stockholders are being asked to consider and approve an amendment which would, commencing on the date of the 2003 Annual Meeting, increase the number of shares of Common Stock available for grants under the 1995 Plan by an additional 2,500,000 shares, for a total of 8,400,000 shares. Of these additional 2,500,000 shares of Common Stock, only 100,000 may be issued as stock awards. If and to the extent Stock Options granted under the 1995 Plan terminate, expire or are cancelled without being exercised, or if any shares subject to Stock Awards are forfeited, the shares subject to such Stock Options or Stock Awards will become available again for purposes of the 1995 Plan. Prior to the board of directors' amendment of the 1995 Plan on March 28, 2003, the 1995 Plan provided that during the term of the 1995 Plan, no individual may receive grants of Stock Options for more than fifty percent (50%) of the aggregate number of shares of Common Stock issued or available for issuance under the 1995 Plan. The board of directors has amended the 1995

Plan to provide that the maximum aggregate number of shares of Common Stock that may be granted pursuant to Stock Options to any individual during a calendar year is 500,000 shares.

        Administration of the 1995 Plan.    The 1995 Plan is administered and interpreted by the Compensation Committee of the board of directors. The Compensation Committee has the sole authority to (i) determine the persons to whom Stock Options and/or Stock Awards may be granted under the 1995 Plan, (ii) determine the type, size and other terms and conditions of each grant, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, so long as no previously granted Stock Option is repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted Stock Option, unless the stockholders of the Company provide prior approval, and (v) deal with any other matters arising under the 1995 Plan.

        Grants.    All grants are subject to the terms and conditions set forth in the 1995 Plan and to those other terms and conditions consistent with the 1995 Plan as the Compensation Committee deems appropriate and as are specified in writing by the Compensation Committee to the designated individual (the "Grant Notice"). Grants under the 1995 Plan need not be uniform as among other recipients of the same type of grant.

        Eligibility for Participation.    All of the employees of the Company and its subsidiaries and advisors and consultants of the Company and its subsidiaries are eligible for grants under the 1995 Plan. The Compensation Committee determines which employees and consultants will receive grants under the 1995 Plan. Non-employee directors of the Company also are eligible to receive grants under the 1995 Plan. As of April 3, 2003, approximately 1,300 employees and 6 non-employee directors were eligible for grants under the 1995 Plan; it is not possible to specify in advance the number of advisors and consultants who may be eligible for grants.

        Stock Options.    The Compensation Committee may grant Stock Options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code or so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs") or any combination of ISOs or NQSOs. Non-employee directors, consultants and advisors only receive NQSOs.

        The Compensation Committee fixes the exercise price per share on the date of grant. The exercise price of any NQSO or ISO granted under the 1995 Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The current measure of fair market value on a particular date is the closing sale price of a share of Common Stock as reported on the NASDAQ National Market on that date. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the exercise price per share of an ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs must be treated as NQSOs.

        The Compensation Committee determines the term of each Stock Option; provided, however, that the exercise period may not exceed 10 years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the term may not exceed five years from the date of grant. The vesting period for Stock Options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the Grant Notice. A grantee may exercise a Stock Option by delivering notice of exercise to the Compensation Committee and pay the exercise price (i) in cash, (ii) with approval of the Compensation Committee, by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price, or through attestation to ownership of such shares, or (iii) by such other method as the Compensation Committee may approve. The grantee must pay, at the time of exercise, the exercise price and the amount of any applicable federal, state or local withholding tax due in connection with such Stock Option exercise at the time specified by the Compensation Committee.

        Formula Grants to Non-employee Directors.    Non-employee directors of the Company will automatically receive, without the exercise of discretion by the Compensation Committee, annual grants of NQSOs. Under the 1995 Plan, each new non-employee director receives a grant of a NQSO to purchase 15,000 shares of Common Stock immediately upon his or her first becoming a member of the board of directors. In addition, each non-employee director of the Company in office immediately after the Company's Annual Meeting (including any non-employee director first elected at such meeting) will automatically receive a grant of a NQSO to purchase 10,000 shares of Common Stock. The date of grant of such annual grants will be the date of the Annual Meeting. The board of directors will determine the terms of these grants to non-employee directors. Generally, all NQSOs granted to non-employee directors vest over a four-year period with an exercise price equal to the closing market price of the Company's Common Stock on the date of the grant. However, for annual grants made to non-employee directors on or after May 5, 2002, the board of directors determined that such grants will be fully exercisable on the date of grant. The board of directors may also grant NQSOs to non-employee directors in addition to the automatic grants described above. Currently, six non-employee directors are entitled to receive automatic grants of NQSOs and are eligible to receive discretionary NQSO grants under the 1995 Plan.

        Stock Awards.    The Compensation Committee may issue shares of Common Stock under a Stock Award for such cash consideration, if any, as is determined by the Compensation Committee. Non-employee directors are not eligible for Stock Awards under the 1995 Plan. The number of shares of Common Stock granted to each grantee is determined by the Compensation Committee. The Grant Notice may provide for a period during which the Stock Award will remain subject to certain restrictions, including restrictions on transferability (the "Restriction Period"). During the Restriction Period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the grantee's death. Unless the Compensation Committee determines otherwise, if a grantee's employment terminates or if a grantee who is an advisor or consultant ceases to perform services for the Company during the Restriction Period, the Stock Award terminates with respect to all shares of Common Stock covered by the Stock Award as to which the restrictions have not lapsed, and those shares of Common Stock shall be forfeited by the grantee and, if issued, immediately returned to the Company. All restrictions imposed under the Stock Award lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all Stock Awards that all restrictions will lapse under such other circumstances as it deems appropriate. The grantee does not have the right to vote or receive dividends or other distributions in respect of any shares of Common Stock until the applicable Restriction Period has expired, unless the Compensation Committee provides otherwise in the Grant Notice. To ensure enforcement of the restrictions during the Restriction Period, the Company issues certificates for Stock Awards only when the applicable Restriction Period has lapsed.

        Amendment and Termination of the 1995 Plan.    The board of directors may amend or terminate the 1995 Plan at any time, subject to stockholder approval if required in order to comply with the Code, other applicable laws, applicable stock exchange requirements, or the terms of the 1995 Plan. The 1995 Plan will terminate on January 31, 2005, unless terminated earlier by the board of directors or extended by the board of directors with approval of the stockholders.

        Amendment and Termination of Outstanding Grants.    A termination or amendment of the 1995 Plan that occurs after a grant is made will not result in the termination or amendment of the grant unless the grantee consents; provided, however, that the Compensation Committee may revoke any grant the terms of which are contrary to applicable law, or modify any grant to bring it into compliance with any then applicable government regulation. The board of directors cannot reprice, replace, or regrant any outstanding grant unless the Company's stockholders consent. The termination of the 1995 Plan will not impair the power and authority of the Compensation Committee with respect to outstanding grants.

        Adjustment Provisions.    If there is any change in the number or kind of shares of Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combination or exchange of such shares, or merger, recapitalization or consolidation of the Company, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Common Stock available for grants, the limit on the number of Stock Options that may be granted to any individual under the 1995 Plan, the number of shares covered by outstanding grants, and the price per share may be appropriately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

        Corporate Transactions/Change in Control of the Company.    In the event of a "Corporate Transaction," unless (i) outstanding Stock Options and Stock Awards are (A) assumed by the successor or parent of the successor, (B) replaced for shares of the capital stock of the successor or parent having comparable value and terms, (C) replaced with cash incentive options or stock that preserve the Stock Option spread or Stock Award value existing at the time of the transaction and provide for subsequent payout in accordance with the same terms and conditions of the Stock Option and Stock Award or, (D) replaced by grants under another incentive program which the Compensation Committee determines are reasonably equivalent in value, or (ii) the vesting period under the Stock Option or the Stock Award is subject to other limitations imposed by the Compensation Committee at the time of grant, all outstanding Stock Options will automatically accelerate and become immediately exercisable and all restrictions with respect to Stock Awards will lapse.

        The 1995 Plan defines "Corporate Transaction" to mean the occurrence of either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which more than 50% of the combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of more than 75% of the Company's assets in a single or related series of transactions. "Change in Control" is generally defined in the 1995 Plan as a change in ownership or control of the Company through (i) the acquisition of more than 30% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the board of directors does not recommend such stockholders accept; or (ii) a change in the composition of the board of directors over a 24-month or shorter period such that a majority of the board of directors' members cease to continue as members subject to certain conditions described in the 1995 Plan.

        In the event of a grantee's cessation of services by reason of an "Involuntary Termination" within 36 months after a Corporate Transaction in which such grantee's outstanding Stock Options were assumed or replaced or Stock Awards were replaced, or within 36 months after a "Change in Control," each Stock Option (or replacements thereof) will automatically accelerate and become fully exercisable and all restrictions applicable to Stock Awards (or replacements thereof) will lapse. The Stock Option will remain exercisable until the earlier of the expiration of the Stock Option term or the one-year period after the date of the Involuntary Termination.

        The 1995 Plan defines "Involuntary Termination" to mean the termination of the service of any grantee of the Company or any successor thereto which occurs by reason of (i) such individual's involuntary dismissal or discharge by the Company or the successor thereto for reasons other than the commission of any act of fraud, embezzlement or dishonesty by the grantee, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company or its successor, or any other intentional misconduct by such individual adversely affecting the business or affairs of the Company, or its successor in a material manner, or (ii) such individual's voluntary resignation, in either case following: (a) a change in his or her position with the Company or the successor thereto which materially reduces his or her level of responsibility, (b) a reduction in his or her level of compensation (including base salary, significant fringe benefits or any non-discretionary and objective-standard incentive payment or bonus award) by more than 10% in the aggregate, or (c) a relocation of such individual's place of employment by more than 50 miles, only if such change, reduction or relocation is effected by the Company or the successor thereto without the individual's consent.

        With respect to Stock Options granted to non-employee directors, upon the occurrence of a Corporate Transaction or upon Involuntary Termination of a non-employee director within 36 months following a Change in Control, each Stock Option of such non-employee director will automatically accelerate and become fully exercisable and will remain exercisable until the expiration of the option term or earlier surrender of such Stock Option.

        The foregoing provisions do not serve to limit the Compensation Committee's ability to take other actions with respect to outstanding Stock Options and Stock Awards, including acceleration of exercisability or vesting, under its broad discretionary authority under the 1995 Plan.

        Option and Stock Award Information.    As of April 3, 2003, an aggregate of (1) 773,125 shares of Common Stock (net of cancellations) had been awarded subject to Stock Awards under the 1995 Plan, of which 131,700 shares were subject to restrictions under the 1995 Plan, and (2) Stock Options to purchase an aggregate of 4,478,916 shares of Common Stock (net of cancellations) had been granted under the 1995 Plan, of which 2,955,265 were outstanding. If the amendment to the 1995 Plan to increase the number of shares authorized to be issued under the 1995 Plan is approved, the total number of shares of Common Stock that may be issued under the 1995 Plan will be 8,400,000 shares, meaning that 3,147,959 shares will be available under the 1995 Plan.

        No grants have been made under the 1995 Plan that are subject to stockholder approval at the Annual Meeting. It is not possible at present to predict the number of grants that will be made or who will receive any such grants under the 1995 Plan after the Annual Meeting.

        The last sales price of the Company's Common Stock on April 3, 2003, was $43.02 per share.

        Federal Income Tax Consequences.    The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants that may be awarded under the 1995 Plan. This discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the 1995 Plan.

        The grant of an ISO or NQSO will create no tax consequence for the participant or the Company. A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. Upon exercising an NQSO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares received. The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

        A participant's disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option, except that the

Company will be entitled to a deduction (and the participant will recognize ordinary income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods are satisfied.

        With respect to grants of Stock Awards under the 1995 Plan that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares received less any amounts paid for the shares. The Company generally will be entitled to a deduction for the same amount. With respect to Stock Awards involving shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares received at the time that the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of the grant of such restricted shares rather than upon the lapse of the restriction on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits the shares, the participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after the date of the grant.

        Section 162(m) of the Code generally disallows a public corporation's tax deduction for compensation paid to its chief executive officer and any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. The Company intends that Stock Options granted under the 1995 Plan by the Compensation Committee will qualify as "performance-based compensation." Stock Awards granted under the 1995 Plan will not qualify as "performance-based compensation."

Vote Required for Approval

        The proposal to approve the increase in the number of shares authorized for issuance under the 1995 Plan by an additional 2,500,000 shares and the amendment and restatement of the 1995 Plan requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

Equity Compensation Plan Information

        The following table gives information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002, including the 1987 Stock Option Plan (which expired in 1997) (the "1987

Plan"), the 1995 Plan and the 2000 Plan. The table does not include the additional shares requested for issuance under the 1995 Plan in Proposal 2.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance (Excludes Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders	3,485,260	(3)	$36.62	640,709
Equity compensation plans not approved by stockholders(4)	4,041,950		$58.11	228,775

Total	7,527,210		$48.16	869,484

(1)
The foregoing does not include options assumed under the Anesta Corp. 1993 Stock Option Plan (the "Anesta Plan") as a result of our acquisition of Anesta Corp. in 2000. As of December 31, 2002, there were 182,206 shares of Common Stock subject to outstanding options under the Anesta Plan, with a weighted average exercise price of these options of $28.28 per share. No additional shares are reserved for issuance under the Anesta Plan.

(2)
The 1995 Plan permits our board of directors or the Compensation Committee to award Stock Awards to participants. Up to 216,009 of the securities remaining available for issuance under equity compensation plans approved by stockholders may be issued as restricted stock awards. Restricted stock awards are not permitted to be made under the terms of the 2000 Plan.

(3)
Includes awards covering 132,475 shares of unvested restricted stock that are outstanding under the 1995 Plan. Also includes 187,930 shares to be issued upon exercise of outstanding options granted under the 1987 Plan. There are no securities that remain available for grant under the 1987 Plan.

(4)
Issued under the 2000 Plan, which does not require the approval of, and has not been approved by, Cephalon stockholders. See the following description of the 2000 Plan.

2000 Equity Compensation Plan for Employees and Key Advisors

        On December 13, 2000, the Company's board of directors adopted the 2000 Plan. The 2000 Plan has been amended several times since its adoption, with the most recent amendment to the 2000 Plan on July 25, 2002. The 2000 Plan provides that options may be granted to the Company's employees who are not officers or directors of the Company and consultants and advisors who perform services for the Company. At the time of its initial approval, the 2000 Plan was not submitted to, nor was it required to be submitted to, the Company's stockholders for approval. Amendments to the 2000 Plan, including amendments increasing the number of shares of Common Stock reserved for issuance under the 2000 Plan, also did not require approval of the Company's stockholders. In light of the proposed changes to the NASDAQ shareholder approval requirements for stock option plans and the uncertainties relating to such proposal, the Company's board of directors has decided that it will not further increase the number of shares authorized for issuance under the 2000 Plan, but will continue to use any shares authorized for issuance under the 2000 Plan for future grants until the 2000 Plan expires according to its terms in 2010, provided the final NASDAQ rules do not prohibit the granting of such shares.

        The purpose of the 2000 Plan is to promote the Company's success by linking the personal interests of the Company's non-executive employees and consultants and advisors to those of the Company's stockholders and by providing participants with an incentive for outstanding performance. The 2000 Plan currently authorizes the granting of NQSOs only. The 2000 Plan is administered and interpreted by the Compensation Committee of the board of directors. The Compensation Committee determines the individuals who will receive a NQSO grant under the 2000 Plan, the number of shares of Common Stock subject to the NQSO, the period during which the NQSO becomes exercisable, the term of the NQSO (but not to exceed 10 years from the date of grant) and the other terms and conditions of the NQSO consistent with the terms of the 2000 Plan. All of the NQSOs that are currently outstanding under the 2000 Plan become exercisable ratably over a four-year period beginning on the date of grant and expire 10 years from the date of grant. The exercise price of a NQSO granted under the 2000 Plan will be determined by the Compensation Committee, but may not be less than the fair market value of the underlying stock on the date of grant. A grantee may exercise a NQSO granted under the 2000 Plan by delivering notice of exercise to the Compensation Committee and pay the exercise price (i) in cash, (ii) with approval of the Compensation Committee, by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price, or through attestation to ownership of such shares, or (iii) through such other method as the Compensation Committee may approve.

        The board of directors has the authority to amend or terminate the 2000 Plan at any time without stockholder approval. The 2000 Plan will terminate on December 12, 2010, unless it is terminated earlier by the board of directors or is extended by the board of directors. No amendment or termination of the 2000 Plan may adversely affect any option previously granted under the 2000 Plan without the written consent of the participant, unless required by applicable law.

        The consequences described above under the description of the 1995 Plan with respect to a "Corporate Transaction/Change in Control of the Company" also apply to outstanding NQSOs under the 2000 Plan in the event of a Corporate Transaction or Change in Control.

        As of December 31, 2002, options to acquire 4,041,950 shares were outstanding under the 2000 Plan, out of a total of 4,300,000 shares of Common Stock reserved for issuance under the 2000 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

        The following table summarizes the compensation for the periods ended December 31, 2002, 2001 and 2000 of the Company's Chief Executive Officer and the other four most highly compensated executive officers during the last completed fiscal year (collectively the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name	Year	Salary ($)		Bonus ($)(1)		Other Annual Compen- sation ($)(2)		Restricted Stock Awards ($)(3)		Securities Underlying Options Granted (#)	All Other Compen- sation ($)(4)
Frank Baldino Jr., Ph.D. Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	800,000 649,500 500,000	$ $ $	2,408,500 1,800,900 500,000	$ $ $	88,085 84,308 26,727	$ $ $	0 0 2,556,250	300,000 150,000 150,000	$ $ $	20,729 30,588 10,200
Paul Blake, FRCP(5) Senior Vice President, Clinical Research and Regulatory Affairs	2002 2001	$ $	325,000 250,186	$ $	403,800 265,280	$ $	20,129 11,000	$ $	0 0	50,000 76,000	$ $	12,173 0
J. Kevin Buchi Senior Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	335,500 308,655 259,200	$ $ $	424,500 290,180 125,500	$ $ $	30,122 25,762 16,983	$ $ $	0 0 511,250	55,000 47,500 30,000	$ $ $	11,782 12,634 10,200
John E. Osborn Senior Vice President, General Counsel and Secretary	2002 2001 2000	$ $ $	320,000 268,428 231,600	$ $ $	420,100 273,680 100,000	$ $ $	36,801 23,668 16,392	$ $ $	0 0 511,250	55,500 45,000 30,000	$ $ $	11,702 12,394 10,200
Robert P. Roche, Jr. Senior Vice President, Pharmaceutical Operations	2002 2001 2000	$ $ $	333,600 295,775 237,600	$ $ $	440,400 297,409 98,000	$ $ $	32,503 28,723 16,178	$ $ $	0 0 511,250	50,000 48,700 25,500	$ $ $	11,782 12,634 10,200

(1)
Bonuses for 2002 performance were paid on February 28, 2003.

(2)
The amounts shown for certain officers include:

(a)
Automobile allowances in 2002, as follows: Dr. Baldino $4,210; Dr. Blake $13,200; Mr. Buchi $13,200; Mr. Osborn $13,200; and Mr. Roche $13,200.

(b)
Financial and estate planning advice in 2002, as follows: Dr. Baldino $15,924; Mr. Buchi $8,782; Mr. Osborn $12,494; and Mr. Roche $7,380.

(c)
Supplemental long-term disability insurance in 2002, as follows: Dr. Baldino $5,946; Dr. Blake $6,929; Mr. Buchi $8,140; Mr. Osborn $9,560; and Mr. Roche $10,447.

(d)
Executive health care benefit in 2002, as follows: Mr. Osborn $1,547; and Mr. Roche $1,476.

(e)
Deferred compensation amounts above the 120% applicable federal rate are as follows: Dr. Baldino $1,651.

(f)
Includes $60,354 in loan forgiveness for Dr. Baldino. See "Related Transactions" below.

(3)
Dollar amount shown equals the number of shares subject to each Restricted Stock Award multiplied by the per share stock price on the award date. This amount does not take into account any diminution in value attributable to the restrictions applicable to the shares. The Restricted Stock Awards reported in this table were made on December 13, 2000. The restrictions on such shares lapse over four years at the rate of 25% per year, on the anniversary of the award. No dividends will be paid on such shares until the applicable restrictions have lapsed. After the lapse of the applicable restrictions on the shares underlying these awards, any dividends would be paid at the same rate as on other shares of Common Stock. However, the Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. There were no Restricted Stock Awards granted to the Named Executive Officers in 2001 or 2002. As of December 31, 2002, Dr. Baldino and Messrs. Buchi, Osborn and Roche had

  35,250, 10,750, 7,500 and 10,500 shares, respectively, of unvested restricted stock that had fair market values of $1,715,265, $523,095, $364,950 and $510,930, respectively. Fair market values are based upon a price of $48.66 per share, which was the closing price of a share of the Common Stock on the NASDAQ National Market on December 31, 2002.

(4)
The amounts shown include Company matching contributions during calendar years 2000, 2001 and 2002 under the Cephalon, Inc. 401(k) Profit Sharing Plan, which covers all of the Company's eligible employees. For 2001 and 2002, all other compensation also includes compensation income recognized by the executive in connection with premium payments made prior to the July 2002 passage of the Sarbanes-Oxley Act of 2002, under the split-dollar life insurance arrangements the Company entered into with the executives in 2001. The Company has not made any additional premium payments under the split-dollar arrangements, pending clarification of the permissibility of future payments in light of the Sarbanes-Oxley Act of 2002. See page 24 for a summary of these split-dollar arrangements. The compensation recognized for 2002 under the split-dollar life insurance arrangements for each executive is as follows: Dr. Baldino $6,561; Dr. Blake $1,173; Mr. Buchi $782; Mr. Osborn $702; and Mr. Roche $782. The preceding amounts reflect the compensation recognized by the executives for the period between October 1, 2002 and December 31, 2002 under the split-dollar arrangements. Compensation recognized by the executives for the 2001 calendar year under the split-dollar life insurance arrangements (as reflected in last year's proxy statement) included the period between October 1, 2001 and September 30, 2002, because the policy year for the split-dollar arrangements was October 1 through September 30. In 2002, the insurance policies underlying the split-dollar arrangements were amended to provide that the policy year for the insurance policy will be a calendar year. Dr. Baldino's compensation in 2002 also includes a 15-year service award valued at $3,168.

(5)
Dr. Blake joined the Company on March 12, 2001. Dr. Blake received: a $72,000 bonus when he joined the Company; a stock option grant on May 17, 2001 for 50,000 shares with an exercise price of $63.98; and a stock option grant on December 20, 2001 for 26,000 shares with an exercise price of $71.96.

        The following table summarizes stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2002.

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciations for Option Term(3)
	Individual Grants
	Number of Securities Underlying Option Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal 2002 (2)
			Exercise Price ($/Share)	Expiration Date
Name					5% ($)	10% ($)
Frank Baldino, Jr., Ph.D.	300,000	12.2%	$51.17	Dec. 20, 2012	$9,654,161	$24,465,541
Paul Blake, FRCP	50,000	2.0%	$51.17	Dec. 20, 2012	$1,609,027	$4,077,590
J. Kevin Buchi	55,000	2.2%	$51.17	Dec. 20, 2012	$1,769,930	$4,485,349
John E. Osborn	55,500	2.3%	$51.17	Dec. 20, 2012	$1,786,020	$4,526,125
Robert P. Roche, Jr.	50,000	2.0%	$51.17	Dec. 20, 2012	$1,609,027	$4,077,590

(1)
Consists of options granted on December 20, 2002 at an exercise price equal to the fair market value on such date. These options have a 10 year term, commencing December 2002, are exercisable in cumulative 25% annual installments beginning in December 2003, with full vesting occurring by December 2006. The options are subject to acceleration in the case of a change in control or a corporate transaction, each as defined under the 1995 Plan.

(2)
Based on a total number of options granted to employees in 2002 of 2,458,000.

(3)
Potential Realizable Values assume that the price of the Common Stock is equal to the exercise price shown for each particular option on the date of grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10 year term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will depend on the extent, if any, to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment by the Company throughout the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

        The following table summarizes option exercises during the fiscal year ended December 31, 2002 and the value of exercisable and unexercisable options outstanding at December 31, 2002 for the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2002 (#)
					Value of Unexercised In-the-Money Options at December 31, 2002(2)
	Shares Acquired on Exercise (#)	Value Realized ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank Baldino, Jr., Ph.D.	50,000	$1,734,770	463,250	497,750	$12,674,276	$215,609
Paul Blake, FRCP	0	$0	19,000	107,000	$0	$0
J. Kevin Buchi	21,367	$1,391,863	64,848	108,875	$1,066,506	$68,364
John E. Osborn	0	$0	58,750	106,750	$849,888	$52,588
Robert P. Roche, Jr.	0	$0	44,875	103,025	$581,761	$78,881

(1)
Represents the difference between the market value of underlying securities at exercise date and the exercise price of the options.

(2)
For "in-the-money" options, these amounts are the market value of underlying shares of Common Stock based on the closing price on the NASDAQ National Market on December 31, 2002 ($48.66), minus the exercise price of the option. These amounts are reported before any taxes associated with exercise or subsequent sale of the underlying stock.

        In addition to long-term incentives such as Stock Options and Stock Awards granted to its executive officers, the Company entered into a split-dollar life insurance program with its executive officers, which is described more fully on page 24. The Company has not made any additional payments under the split-dollar program, pending clarification of the permissibility of future payments under the Sarbanes-Oxley Act of 2002. The Company does not sponsor any other defined benefit or actuarial plans at this time.

Employment Agreements

        On July 25, 2002, the Company entered into an Executive Severance Agreement with Frank Baldino, Jr., its Chairman and Chief Executive Officer. The agreement provides for compensation and benefits in the event that Dr. Baldino's employment with the Company is terminated prior to a change in control of the Company, on account of a change in control of the Company or on account of a disability, as defined in the agreement. If termination results prior to a change in control of the Company, Dr. Baldino will receive a lump sum payment equal to the sum of (i) three times his annual base salary at the rate in effect immediately before his termination date, (ii) three times his annual bonus, and (iii) the pro rata portion of his annual bonus, based on the number of months worked in the calendar year in which the termination occurs. In addition, Dr. Baldino, and his spouse and dependents, if applicable, will continue to receive the medical and dental coverage in effect on his termination date for a period of 36 months. Dr. Baldino will have outplacement assistance services provided in an amount not to exceed $15,000. If termination results on account of a change in control of the Company, Dr. Baldino will receive the same payments and benefits as above. However, all of Dr. Baldino's stock options and restricted stock held will become fully vested and/or exercisable and will remain exercisable as set forth in the applicable option agreements with the Company. If termination results on account of a disability, Dr. Baldino will only be entitled to receive disability benefits under any disability program maintained by the Company that covers executives, and

Dr. Baldino's employment will not be considered to have terminated under the Executive Severance Agreement.

        On July 25, 2002, the Company entered into Executive Severance Agreements with the other Named Executive Officers and its other three Senior Vice Presidents. The agreements provide for compensation and benefits in the event that the Senior Vice President's employment with the Company is terminated prior to a change in control of the Company, on account of a change in control of the Company or on account of a disability, as defined in the agreement. If termination results prior to a change in control of the Company, a Senior Vice President will receive a lump sum payment equal to the sum of one and a half times his annual base salary at the rate in effect immediately before his termination date. In addition, the Senior Vice President, and his spouse and dependents, if applicable, will continue to receive the medical and dental coverage in effect on his termination date for a period of 18 months. The Senior Vice President will have outplacement assistance services provided in an amount not to exceed $15,000. If termination results on account of a change in control of the Company, the Senior Vice President will receive a lump sum payment equal to the sum of (i) three times his annual base salary at the rate in effect immediately before his termination date, (ii) three times his annual bonus, and (iii) the pro rata portion of his annual bonus, based on the number of months worked in the calendar year in which the termination occurs. In addition, the Senior Vice President, and his spouse and dependents, if applicable, will continue to receive the medical and dental coverage in effect on his termination date for a period of 36 months. All stock options and restricted stock held by the Senior Vice President will become fully vested and/or exercisable and shall remain exercisable as set forth in the applicable option agreements with the Company. Outplacement services shall remain the same. If termination results on account of a disability, the Senior Vice President will only be entitled to receive disability benefits under any disability program maintained by the Company that covers executives, and the Senior Vice President's employment will not be considered to have terminated under the Executive Severance Agreement.

Compensation of Directors

        Non-employee directors receive an annual retainer of $30,000 and a fee of $3,000 for each meeting of the board of directors attended, as well as reimbursement of any expenses incurred to attend such meetings. Non-employee directors who are members of a committee of the board of directors receive a $5,000 annual retainer for each such committee membership. Dr. Baldino receives no additional remuneration for his service as a director. Non-employee directors also receive automatic Stock Option grants under the 1995 Plan. See Proposal 2 under the caption "Formula Grants to Non-employee Directors" for a description of these automatic Stock Option grants. In May 2002, Mr. Egan, Dr. Feeney, Mr. Greenacre, Dr. Sanders and Dr. Witzel each received an annual grant of Stock Options, under the 1995 Plan, to purchase 10,000 shares of Common Stock at an exercise price of $58.67 per share, which were immediately exercisable, and upon her appointment to the board of directors, Dr. Wilensky received an initial grant of Stock Options, under the 1995 Plan, to purchase 15,000 shares of Common Stock at an exercise price of $58.67 per share.

        NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 31 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee annually reviews the performance and total compensation package for all executive officers, considers the modification of existing compensation and employee benefit programs and the adoption of new plans, administers the Plans and reviews the compensation and benefits of non-employee members of the board of directors. The Compensation Committee is composed of three non-employee directors, each of whom is deemed to be independent under applicable NASDAQ listing standards promulgated by the National Association of Securities Dealers.

Compensation Philosophy

        The Compensation Committee believes that a well-designed compensation program should align the goals of the stockholders with the goals of the executive and that a significant part of an executive's compensation, over the long term, should be dependent upon the value created for stockholders. However, the Compensation Committee recognizes that, in the short-term, the market price of the Company's stock will be affected by many factors, some of which may be transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and, currently, few commercial products. In such an environment, external events, such as negative financial and clinical reports from other members of the biotechnology industry, can have a marked adverse effect on the stock prices of companies within the industry, including Cephalon.

        In order to attract and retain qualified executives in such an environment, the Compensation Committee seeks to create a balanced compensation package by combining components based upon the achievement of long-term value to stockholders with components based upon the execution of shorter-term strategic goals. These shorter-term goals include the achievement of product sales and earnings targets, conducting clinical trials with marketed products to support the approval of new indications and other label expansions, progress in research and drug development programs, and the further growth and development of the organization. The Compensation Committee expects that the achievement of these goals will contribute to the long-term success of the enterprise.

        The Compensation Committee places a greater weight on variable pay incentives and longer-term compensation, rather than base salary compensation. The Compensation Committee believes that putting an increased emphasis on variable pay amounts and long-term incentives aligns the interests of executives with the Company's stockholders. Furthermore, this emphasis enables the Company to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders in Cephalon share a similar risk profile.

        The Company has assembled a senior team with considerable biotechnology and pharmaceutical industry experience, and the Compensation Committee believes that executive retention and incentive will be critical in the years ahead as the Company seeks to grow its existing products and move additional product candidates toward commercialization.

Overview of 2002

        The Compensation Committee believes that the executive team made significant progress in 2002 in positioning the Company for long-term stockholder value and future challenges. Specifically, accomplishments in each of the following areas contributed to achieving the strategic goals outlined above:

  •
  Achieved total product revenue of approximately $506.9 million, which far exceeded Cephalon's initial public guidance of between $320.0 and $330.0 million;

  •
  Achieved diluted adjusted earnings per share that significantly exceeded initial public guidance;

  •
  Completed a number of clinical studies to support a Supplemental New Drug Application ("sNDA") for PROVIGIL® (modafinil) Tablets [C-IV], which was filed with the FDA ahead of schedule;

  •
  Completed and announced positive results from an investigational clinical study of PROVIGIL in children suffering from Attention Deficit Hyperactivity Disorder;

  •
  Received marketing approval from the Medicines Control Agency in the United Kingdom to expand the label of PROVIGIL to treat excessive daytime sleepiness in patients with obstructive sleep apnea/hypopnea syndrome;

  •
  Completed three Phase II programs for GABITRIL® (tiagabine hydrochloride);

  •
  Advanced CEP-7055 from development into Phase I for solid tumors;

  •
  Advanced into a Phase II/III clinical trial of CEP-1347 in patients with early stage Parkinson's disease;

  •
  Reacquired all rights to ACTIQ® (oral transmucosal fentanyl citrate) [C-II] in Austria, Belgium, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Switzerland, United Kingdom, Philippines, and Taiwan;

  •
  Reacquired all rights to modafinil in Germany, Austria, Switzerland, Spain and certain countries in Central and Eastern Europe; and

  •
  Completed the integration of Laboratoire L. Lafon into Cephalon operations.

        The Company also made considerable progress in organizational development by expanding the management team through the addition of experienced executives to the clinical research staff and to the U.S. sales and marketing organizations.

Compensation Components

        The Company competes against biotechnology companies and major pharmaceutical companies in the market for top executives. The Compensation Committee has established three principal categories of compensation for executives: base salary, annual incentive bonus and long-term incentives consisting of Stock Options and Stock Awards.

        To ensure that the elements of an executive's compensation package remain competitive with other biotechnology and pharmaceutical companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by outside consultants and do not specifically attribute the data to participating companies. Using these surveys, the Company focuses primarily on companies of similar size and stage of development in the biotechnology and pharmaceutical industries, with the objective of setting a base salary that is generally above average when compared with biotechnology companies, but at or below average when compared with much larger pharmaceutical companies. Because the number of Cephalon employees exceeded 500 during the year, primary comparisons were made with companies at a similar stage of development with more than 500 employees. Many of the survey participants are included in the Index of NASDAQ Pharmaceutical Stocks used in the Comparative Stock Performance Graph on page 31 of this proxy statement. The Compensation Committee also engages an independent compensation consultant in the review of the Company's compensation and equity programs.

        Base Salary.    Salaries for experienced executives of biotechnology companies in the Philadelphia metropolitan area are heavily influenced by the salaries paid by the large pharmaceutical companies that maintain executive staffs in the region. The Company routinely competes against these companies in trying to attract qualified candidates and has successfully induced most of its current executives to leave such organizations. The base salaries of Cephalon's executives are set below those levels that would be achieved by executives with similar levels of authority and experience in larger pharmaceutical companies.

        The Compensation Committee reviews executive salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review, the Compensation Committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. The Compensation Committee believes that the accomplishments described above under the caption "Overview of 2002" and the achievement of individual objectives justified increases to executive base salaries. Executive salary increases in 2002 ranged from 5% to 20% of base salary.

        In December 2002, the base salary of Dr. Baldino, the Company's Chairman and Chief Executive Officer, was increased to $880,000 from $800,000, effective January 2003. The Compensation Committee reviewed the results of a survey of executive salaries at other publicly traded biotechnology and pharmaceutical companies of similar size, focus, and stage of development and established Dr. Baldino's salary within the upper half of the range of the comparison group. The Compensation Committee made this adjustment after reviewing the progress made by the Company during 2002 and described above. The Compensation Committee noted that, among other things, Cephalon expanded its worldwide operations in scope and complexity during the year, and that Dr. Baldino's role had expanded in scope and importance commensurately. The Compensation Committee also noted that there was considerable progress in organizational development with the strengthening of the management team through the addition of experienced executives in clinical research, and the expansion of the worldwide sales and marketing organization.

        Annual Incentive Bonus.    The Company's incentive compensation consists of a Management Incentive Compensation Program. Under the program, Company and individual goals are established at the beginning of the year, and include targets for progress in all significant aspects of the Company's business. The Compensation Committee believes that by making a significant portion of the executive's compensation dependant upon achieving and exceeding corporate objectives, it further aligns the interest of executives with stockholders. As part of the Management Incentive Compensation Program, the Committee provides the Chairman and the Senior Vice Presidents with an increased incentive bonus when pre-determined Company objectives are exceeded by established targets. The Compensation Committee uses this component of the program to recognize and reward exceptional Company and individual performance and, in part, to provide compensation in lieu of a Stock Award. The Compensation Committee provides a bonus incentive for achievement of these goals because it believes that their attainment is in the best long-term interests of the Company and its stockholders.

        The 2002 bonus award levels under the Management Incentive Compensation Program were 301% of base salary for Dr. Baldino and as much as 136% for Senior Vice Presidents. Under an existing deferred compensation plan for executives, individuals holding the title of Vice President or higher may defer receipt to a future year of all, or a portion, of any annual bonus. Interest on the deferred amounts is determined by the Compensation Committee on an annual basis. In 2002, the rate of interest was 10% and will continue at that rate in 2003.

        For his performance during 2002, Dr. Baldino was granted an annual cash incentive bonus of $2,408,500 under the Management Incentive Compensation Program. The Compensation Committee reviewed achievements against the pre-established objectives in determining that Dr. Baldino should be granted this bonus, noting that the Company's previously discussed exceptionally strong performance in 2002 was a significant factor in establishing the level of Dr. Baldino's bonus.

        Long-Term Incentives.    Long-term incentives for officers and directors have been provided by means of periodic grants of Stock Options and Stock Awards under the 1995 Plan. Officers and directors are not eligible to participate in the 2000 Plan.

          Stock Options:    Stock Options generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire 10 years from the date of grant. The Compensation Committee considers Stock Options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further, the vesting provisions of the Plans serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock Options are generally granted at the time of employment, and may be granted periodically at the discretion of the Compensation Committee. The Compensation Committee determines the number of Stock Options to be granted by comparison to other publicly traded biotechnology and pharmaceutical companies at similar stages of development. Some, but not all, of these companies are included in the Index of NASDAQ Pharmaceutical Stocks in the Comparative Stock Performance Graph.

          Stock Awards:    Stock Awards have been granted periodically at the discretion of the Compensation Committee. The Compensation Committee considers Stock Awards to be a valuable and necessary component of the Company's long-term incentives, but believes that such awards should be reserved for only the highest levels of performance and extraordinary accomplishments. The Stock Awards generally contain vesting provisions to promote the retention of qualified employees and provide continuing benefits to the Company beyond those achieved in the year of grant. The Compensation Committee also may determine in its sole discretion to include certain restrictions on the transfer of shares based on service, performance and/or such other factors or criteria. The Compensation Committee did not grant any Stock Awards in either 2001 or 2002.

        In December 2002, the Compensation Committee granted Dr. Baldino Stock Options to purchase 300,000 shares of Common Stock and the Company's Senior Vice Presidents Stock Options ranging from 35,000 to 55,500 shares. The Stock Options vest ratably over four years, on each anniversary of the award. In granting Dr. Baldino's award, the Compensation Committee considered it important that the Company provide a continuing long-term incentive for the retention of Dr. Baldino's services. The Compensation Committee also awarded this grant in recognition of the Company's significant accomplishments in 2002. The Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on Dr. Baldino and the rest of the executive team, and that the retention and motivation of these individuals is crucial to building long-term value for stockholders.

        Other Compensation.    In 2002, the Compensation Committee continued the Company's historical practice of making Company-matching contributions for all of the eligible employees under the Cephalon, Inc. 401(k) Profit Sharing Plan. The match consists of $0.50 in cash and $0.50 in Common Stock for each $1.00 of employee contribution under the plan. Beginning in July 2003, the Company match will consist of $1.00 in cash for each $1.00 of employee contributions under the plan. Matching contributions are made only on employee contributions of up to 6% of the employee's compensation and are subject to further limitations imposed by the Code. Because Cephalon does not sponsor a defined benefit pension plan, the 401(k) Plan matching contribution allows Cephalon to remain competitive with other companies in its industry that provide retirement savings vehicles for their employees. Cephalon employees are fully vested in the Common Stock granted as part of the matching contributions, and may elect to freely trade such shares.

        In 2001, the Company determined to provide split-dollar life insurance arrangements to the Company's Chairman and Chief Executive Officer and its Senior Vice Presidents. These arrangements provide a $15,000,000 death benefit for the Chairman and Chief Executive Officer and a $2,000,000

death benefit for each of the Senior Vice Presidents. Under the terms of the arrangements, the Company pays a portion of the policy premiums on the split-dollar life insurance policy, and retains a collateral interest in the policy in an amount equal to the lesser of (i) the premiums paid by the Company or (ii) the total cash value of the policy. If the executive remains employed by the Company for five years or more or if the executive's employment is involuntarily terminated prior to five years as a result of a change of control in the Company or a disability, premium repayments to the Company occur on the 16th anniversary of the policy. If the executive's employment terminates prior to the dates described above, the premiums paid by the Company will be repaid after the termination of the executive's employment. The Compensation Committee believes that this program provides an additional retention incentive to the executive team. However, since the passage of the Sarbanes-Oxley Act of 2002 in July 2002, the Company has not made any additional payments under the split-dollar arrangements pending clarification of the permissibility of any such future payments.

        In December 2000, as part of an additional effort to enhance Dr. Baldino's retention, the Compensation Committee agreed to forgive Dr. Baldino's $150,000 loan from the Company, plus any accrued interest thereon, in three equal installments over a three-year period beginning in December 2001. The Compensation Committee concluded that the forgiveness of this loan over a three-year period would be reasonably expected to benefit the Company insofar as it would help to assure the continued retention of Dr. Baldino as the Company's Chairman and Chief Executive Officer. The loan will be forgiven in its entirety as of December 13, 2003. If, prior to the end of this three-year period, Dr. Baldino's employment with the Company is involuntarily terminated for reasons other than for cause, or there is a change in control or an acquisition of the Company, the loan would be fully forgiven at that time.

        Section 162(m) of the Code limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1,000,000, except to the extent that any excess compensation qualifies as "performance based compensation." In accordance with current regulations, the amounts received upon the exercise of Stock Options granted under the 1995 Plan will qualify as "performance-based compensation," but the value of the shares received when Stock Awards become transferable and not subject to substantial risk of forfeiture will not qualify as "performance-based compensation." Payments under the Company's annual incentive plans described above also are generally subject to the Section 162(m) limits on deductibility and will not qualify as "performance-based compensation," within the meaning of the applicable regulations.

Respectfully submitted, Stock Option and Compensation Committee: Robert J. Feeney, Ph.D.—Chair Charles A. Sanders, M.D. Horst Witzel, Dr.-Ing.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Company's board of directors is composed of three independent directors and operates under a written charter adopted by the board that is designed to comply with rules adopted by the National Association of Securities Dealers, Inc. A copy of the written charter was included as an exhibit to the Company's 2001 Proxy Statement. The current members of the Audit Committee are Mr. Egan (chair), and Drs. Sanders and Wilensky.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, including the recommendation to the board of directors of the selection of the Company's independent accountants.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants, including meetings with the independent accountants during which management was not present. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission ("SEC").

Respectfully submitted, Audit Committee: William P. Egan, Chair Charles A. Sanders, M.D. Gail R. Wilensky, Ph.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock as of February 28, 2003 (except as noted) by (i) the Named Executive Officers and the Company's directors; (ii) owners of more than five percent of the outstanding shares of the Company's Common Stock; and (iii) all executive officers and directors as a group. As of February 28, 2003, there were 55,456,723 shares of Common Stock outstanding.

Name	Amount and Nature of Beneficial Ownership (1)(2)	Percentage of Class (3)
Frank Baldino, Jr., Ph.D.	703,820	1.3%
Paul Blake, FRCP	19,129	*
J. Kevin Buchi	124,278	*
John E. Osborn	71,682	*
Robert P. Roche, Jr.	66,832	*
William P. Egan	86,661	*
Robert J. Feeney, Ph.D.	60,000	*
Martyn D. Greenacre	65,000	*
Charles A. Sanders, M.D.	14,750	*
Gail R. Wilensky, Ph.D.	0	*
Horst Witzel, Dr.-Ing.	35,000	*
FMR Corp. (4) 82 Devonshire Street Boston, MA 02109	6,327,538	11.4%
Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	6,131,579	11.1%
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	5,011,186	9.0%
Putnam Investments (7) One Post Office Square Boston, MA 02109	4,488,184	8.1%
UBS Global Asset Management (Americas) Inc. (8) One North Wacker Chicago, IL 60606	4,338,693	7.8%
All executive officers and directors as a group (14 persons)	1,504,239	2.7%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Except as indicated below, the individuals or groups named in this table have sole voting and investment power with respect to all shares of Common Stock indicated above.

(2)
Includes shares that may be acquired upon the exercise of outstanding options that were exercisable within 60 days of February 28, 2003 as follows: Dr. Baldino 463,250 shares; Dr. Blake 19,000 shares; Mr. Buchi 64,848 shares; Mr. Osborn 58,750 shares; Mr. Roche 44,875 shares; Mr. Egan 65,000 shares; Dr. Feeney 60,000 shares; Mr. Greenacre 65,000 shares; Dr. Sanders 13,750 shares; Dr. Witzel 35,000 shares and all executive officers and directors as a group 1,089,498 shares.

(3)
Shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2003 and shares of Common Stock issuable upon the conversion of the Company's 5 1/4% Convertible Subordinated Notes due 2006 and the Company's 2 1/2% Convertible Subordinated Notes due 2006 are deemed to be outstanding and beneficially owned by the person or group holding such option or notes, as the case may be, for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

(4)
Information is as of December 31, 2002 and is based upon a Schedule 13G filed by FMR Corp. ("FMR") and others with the SEC on February 14, 2003 that states the following:

•
Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR, is the beneficial owner of 6,089,595 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares owned by the investment companies at December 31, 2002 included 238,856 resulting from the assumed conversion of $19,347,000 of principal amount of Cephalon's 2 1/2% Convertible Subordinated Notes due December 15, 2006 (12.346 shares for each $1,000 of principal amount). Edward C. Johnson III, the chairman and a stockholder of FMR, and FMR each has sole dispositive power of the 6,089,595 shares owned by Fidelity. Voting power over these shares resides with the Fidelity funds' Boards of Trustees.

•
Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 115,600 shares. Mr. Johnson and FMR each has sole dispositive power over these 115,600 shares. Sole voting power over 63,500 of these shares resides each with Mr. Johnson and FMR. Voting power over the remaining 52,100 of these shares resides with the institutional accounts as reported above.

•
Geode Capital Management, LLC ("Geode"), is the beneficial owner of 203 shares. Geode is a wholly-owned subsidiary of Fidelity Investors III Limited Partnership ("FILP III"). Fidelity Investors Management, LLC ("FIML"), is the general partner and investment manager of FILP III. The managers of Geode, the members of FIML and the limited partners of FILP III are certain shareholders and employees of FMR.

•
Fidelity International Limited ("FIL") is the beneficial owner of 122,140 of the shares. A partnership controlled by Mr. Johnson and members of his family own shares of FIL with the right to cast approximately 39.89% of the total votes. Mr. Johnson is Chairman of FMR and FIL. FMR and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR has made the filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR and FIL on a joint basis.

•
Members of the Johnson family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Abigail P. Johnson is a Director of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholder's voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(5)
Information is as of December 31, 2002 and is based upon a Schedule 13G filed by Wellington Management Company, LLP ("WMC") with the SEC on February 14, 2003. WMC, in its capacity as investment adviser, may be deemed to beneficially own 6,131,579 shares that are held of record by clients of WMC. WMC has shared voting power with respect to 3,492,311 shares and shared dispositive power with respect to 6,131,579 shares.

(6)
Information is as of December 31, 2002 and is based upon a Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC on February 14, 2003. Price Associates has sole voting power to vote 1,198,779 shares and sole dispositive power over 5,011,186. These securities are owned by various individual and institutional investors through one or more T. Rowe Price Mutual Funds for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)
Information is as of December 31, 2002 and is based upon a Schedule 13G filed with the SEC by Putman Investments dated February 5, 2003. Includes shares beneficially owned by two investment advisers wholly owned by Putnam, LLC, d/b/a Putnam Investments ("PI") as follows: (i) Putnam Investment Management, LLC ("PIM"), the investment adviser to the Putnam family of mutual funds—4,249,697.69 shares; and (ii) the Putnam Advisory Company, LLC ("PAC"), the investment adviser to Putnam's institutional clients—238,487 shares. PIM and PAC each have dispositive power over the shares that they beneficially own as investment managers. Voting power for the shares is held by the trustees of the various mutual funds that hold these shares; PAC has shared voting power over 89,391 shares held by its institutional clients. PI is a wholly owned subsidiary of Marsh and McLennan Companies, Inc. ("M&MC"). M&MC and PI disclaim that they are, for the purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owners of these shares. M&MC and PI state that neither of them has any voting or dispositive power with regard to these shares.

(8)
Information is as of December 31, 2002 and is based upon a Schedule 13G filed by UBS Global Asset Management (Americas) Inc. ("UBS Global AM") with the SEC on February 14, 2003. UBS Global AM has sole voting power and shared dispositive power over 4,338,693 shares and sole dispositive power over the same amount. UBS Global AM is an indirect wholly-owned subsidiary of UBS AG. UBS Global AM is a member of the UBS Global Asset Management Business Group of UBS AG. UBS Global Asset Management Business Group is comprised of UBS Global AM's affiliated companies located in numerous offices around the world that provide investment advisory services to their clients. All members of the UBS Global Asset Management Business Group are directly or indirectly owned by UBS AG. The shares being reported by UBS Global AM may be managed by other members of the UBS Global Asset Management Business Group of UBS AG. UBS Global AM has disaffirmed the existence of a group within the meaning of Rule 13d-5(b)(1) and has disclaimed beneficial ownership in any of the shares attributed to it.

RELATED TRANSACTIONS

        In 1998, the disinterested members of the board of directors authorized a loan by the Company to Dr. Baldino in an amount of up to $150,000; Dr. Baldino had borrowed such maximum amount as of the date of this proxy statement. The interest (which accrues at the mid-term rate imputed for federal income tax purposes) and principal was due and payable in full on the fourth anniversary date of the loan. The loan was made on a non-recourse basis and the principal and any accrued interest thereon have been secured by a pledge of shares of Common Stock. In December 2000, pursuant to a resolution of all disinterested members of the board of directors, this loan was forgiven in three equal installments over the next three years beginning in December 2001. If prior to the end of this three-year period, Dr. Baldino's employment with the Company is involuntarily terminated for reasons other than cause, or in the event of a change in control or acquisition of the Company, the loan will be forgiven in full at that time.

        In 2001, the disinterested members of the board of directors authorized the execution of a consulting agreement between the Company and Martyn D. Greenacre, a member of the board of directors. Mr. Greenacre has substantial experience in the pharmaceutical industry, particularly in Europe, and the board of directors determined that his expertise would be useful in evaluating prospective acquisitions of European pharmaceutical companies. The original term of the consulting agreement ran from October 1, 2001 to March 31, 2002, and provided for a rate of compensation of $16,700 per month. The consulting agreement subsequently was amended effective as of April 1, 2002, to extend the term through December 31, 2002 and to increase the rate of compensation to $19,200 per month. Pursuant to this agreement, Mr. Greenacre was involved in the evaluation and integration into Cephalon of the French pharmaceutical company Laboratoire L. Lafon and its affiliates, which were acquired by the Company on December 28, 2001; he has since served as a director of several of the Lafon entities. On December 10, 2002, the consulting agreement was amended a second time to allow the term to continue beyond December 31, 2002 and to terminate upon 30 days' written notice of either party. The Company terminated this agreement, effective as of March 31, 2003.

        In February 2002, the Company hired Gregory Egan, the son of current director William P. Egan, as a pharmaceutical sales representative. The Company paid Gregory Egan total compensation of $73,211 in 2002. William P. Egan disclaims any direct or indirect interest in Gregory Egan's compensation from, or employment by, the Company. William P. Egan is deemed to be an independent director of the Company under applicable NASDAQ listing requirements promulgated by the National Association of Securities Dealers.

INFORMATION CONCERNING INDEPENDENT AUDITORS

        PricewaterhouseCoopers LLP has served as the Company's independent public accountants since June 2002, and is expected to continue to serve in such capacity during 2003. The Company expects that a representative from PricewaterhouseCoopers will attend the 2003 Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders. Representatives from Arthur Andersen LLP, the Company's independent public accountants prior to the appointment of PricewaterhouseCoopers, are not expected to be present at the 2003 Annual Meeting of Stockholders.

COMPARATIVE STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the Index of NASDAQ Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1997 in each of the Common Stock of the Company; the stocks comprising the NASDAQ Index; and the stocks comprising the Pharmaceutical Index.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that each director and executive officer of the Company, and any other person who owns more than 10 percent of the Company's Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, executive officers and greater-than-10-percent stockholders are required by regulation to furnish the Company with copies of such reports. To the knowledge of the Company, based solely upon its review of these reports, as well as written representations from certain reporting persons to the effect that no other such reports were required to be filed, each covered person met all fiscal 2002 Section 16(a) filing requirements, except that Mr. Egan failed to timely file a Form 4 for one transaction for the month of May 2002.

OTHER MATTERS

        The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting in accordance with the Company's Bylaws, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment on such matters. The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Under the Company's Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received by the Secretary of the Company not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred and twentieth day prior to the first anniversary of the preceding year's annual meeting.

        Proposals that stockholders wish to present at the 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company at its offices at 145 Brandywine Parkway, West Chester, PA 19380-4245, no later than March 1, 2004.

ANNUAL REPORT ON FORM 10-K

        The Company will furnish without charge to each person whose proxy is being solicited, upon the request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to Investor Relations, Cephalon, Inc., 145 Brandywine Parkway, West Chester, Pennsylvania 19380-4245, (610) 738-6376.

By Order of the Board of Directors,
JOHN E. OSBORN Secretary
West Chester, Pennsylvania April 10, 2003

Map to Cephalon

To Lancaster
& Harrisburg
76
100
Pennsylvania
Turnpike
76
Valley
Forge
202
Marriot
Hotel
476
Desmond
Hotel
202
76
Great Valley
Sheraton
30
30
Exton
To Lancaster
Philadelphia
30th Street
Train Station
352
Paoli Pike
476
Boot Road
Wilson
Drive
100
QVC
West Chester
3
352
3
202
95
West Chester
Holiday Inn
Philadelphia
International
Airport
202
1
476
Brandywine
River Hotel
1
322
95
95
Wilmington
Train Station
Wilson
Drive
Boot Road
Cephalon
Airport Road
Brandywine
Parkway
Paoli Pike
QVC

ADMITTANCE SLIP

Please present this slip at the entrance.

Annual Meeting of Stockholders

Place:	Cephalon, Inc. Corporate Headquarters Building 201 145 Brandywine Parkway West Chester, PA 19380
Date:	May 29, 2003

CEPHALON, INC.
 145 Brandywine Parkway
West Chester, Pennsylvania 19380-4245
www.cephalon.com
(610) 344-0200

[FORM OF PROXY CARD]

CEPHALON, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 29, 2003

        The undersigned hereby appoints Frank Baldino, Jr., Ph.D., and John E. Osborn, or either one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Cephalon, Inc. to be held on May 29, 2003, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on any other matters properly brought before the Annual Meeting of Stockholders to be held on May 29, 2003 or any adjournments thereof, all as set forth in the proxy statement dated April 10, 2003.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEPHALON, INC.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please mark ☒
your votes as
indicated in
this example

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND THE APPROVAL OF INCREASE IN SHARES AND AMENDMENT AND RESTATEMENT OF THE 1995 EQUITY COMPENSATION PLAN.

	FOR all nominees	WITHHOLD for all nominees
1. ELECTION OF DIRECTORS
Nominees: Frank Baldino, Jr., Ph.D., William P. Egan,
Robert J. Feeney, Ph.D., Martyn D. Greenacre,
Charles A. Sanders, M.D., Gail R. Wilensky, Ph.D.
and Horst Witzel, Dr.-Ing.	☐	☐

WITHHOLD for the following only: (In the space below, write
in the name of the nominee(s) for whom you wish to WITHHOLD)

	FOR	WITHHOLD	ABSTAIN
2. APPROVAL OF INCREASE IN SHARES AND AMENDMENT AND RESTATEMENT OF THE 1995 EQUITY COMPENSATION PLAN	☐	☐	☐
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

I PLAN TO ATTEND MEETING ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, WHEN A DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED AT THE MEETING FOR ALL NOMINEES NAMED IN THE PROPOSAL 1 AND FOR THE ADOPTION OF PROPOSAL 2 AND WILL GRANT AUTHORITY TO THE PROXYHOLDER TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CEPHALON, INC.

Signature(s)	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

QuickLinks

VOTING AT THE MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—APPROVAL OF INCREASE IN SHARES AND AMENDMENT AND RESTATEMENT OF THE 1995 EQUITY COMPENSATION PLAN
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED TRANSACTIONS
INFORMATION CONCERNING INDEPENDENT AUDITORS
COMPARATIVE STOCK PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K